UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2014

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On March 7, 2014, AGL Resources Inc. will host its annual Analyst Day for institutional investors at the New York Stock Exchange. The presentation is expected to begin at 8:30 a.m. Eastern Time and will be available via a live audio webcast on the “Investor Relations” section of our website at www.aglresources.com. The presentation will include the slides attached hereto as Exhibit 99.1 and incorporated by reference herein.

Management evaluates segment financial performance based on earnings before interest and taxes (EBIT) and operating margin. EBIT is the primary financial measure of our operating segments’ profit or loss and includes operating income, other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which we evaluate on a consolidated basis. We also use EBIT internally to measure financial performance against budget and in reports for management and the Board of Directors. Projections of forward-looking EBIT are used in our internal budgeting process, and those projections are used in providing forward-looking business segment EBIT projections to investors. We believe EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP (accounting principles generally accepted in the United States of America) measure calculated as operating revenues minus cost of goods sold and revenue tax expense. Operating margin excludes operation and maintenance expense, depreciation and amortization, and taxes other than income taxes, which are included in our calculation of EBIT. We believe operating margin is a better indicator than operating revenues for the contribution resulting from customer growth in our distribution operations segment since the cost of goods sold and revenue tax expense can vary significantly and are generally passed directly through to customers. We also consider operating margin to be a better indicator than operating revenues for our retail operations, wholesale services, midstream operations and cargo shipping segments since it is a direct measure of operating margin before overhead costs.

Further, we present "economic earnings" in relation to EBIT reported on a GAAP basis for the wholesale services segment to assess and evaluate earnings generated during the year. We believe economic earnings is a useful measurement of the wholesale services segment as it provides information excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments along with gains or losses from dispositions recorded during the current period, as well as the offset of  mark-to-market gains or losses reported in prior periods.

To provide investors with additional measures of our performance, we present the non-GAAP measures of net income and earnings per share, each adjusted to exclude expenses incurred for the Nicor Inc. (Nicor) merger, expenses regarding the additional accrual for Nicor Gas’ performance-based rate (PBR) issue and the impact of our wholesale services segment. As we do not routinely engage in transactions the magnitude of the Nicor merger, and consequently do not regularly incur transaction related expenses with correlative size, we believe presenting net income and EPS excluding Nicor merger expenses provides investors with an additional measure of our core operating performance. Additionally, we have excluded the additional accrual for Nicor Gas’ PBR issue as it was a one-time expense that is not expected to be recurring. We believe that presenting net income and EPS excluding wholesale services provides investors with additional measures of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment.

We also use the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) to present additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements.

Operating margin, adjusted net income and EPS, EBITDA and economic earnings should not be considered as alternatives to, or more meaningful indicators of, our operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, our operating margin, adjusted net income and EPS, EBITDA and economic earnings may not be comparable to similarly titled measures of another company. Reconciliations of non-GAAP financial measures referenced in the presentation are available on our website listed above and under the “GAAP Reconciliations” section of Exhibit 99.1.

The information contained in this Item 7.01, as well as Exhibit 99.1 referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 unless AGL Resources Inc. expressly so incorporates such information by reference.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Investor Presentation Materials

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: March 7, 2014	/s/ Andrew W. Evans
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Investor Presentation Materials